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                                                                  Exhibit 99

March 27, 2003

COMPANY PRESS RELEASE

SIBONEY CORPORATION RELEASES AUDITED RESULTS FOR 2002.
REVENUES INCREASE 7.5%

St. Louis - (Business Wire) - March 27, 2003 - Siboney Corporation (OTC BB:
SBON) announced today results of operations for the year ended December 31, 2002.

The Company reported that revenues were $8,902,275, an increase of $621,902 or 7.5% compared to $8,280,373 reported for 2001.

While operating income remained constant at approximately $1.2 million in 2002 and 2001, net income for 2002 was $706,081 compared to $1,238,388 in
2001. This difference of approximately $500,000 was due primarily to the provision for income taxes, which increased in 2002 over 2001 as a result of the utilization of net operating losses carried forward from prior years in 2002 not being offset by a reduction in the related deferred tax asset valuation allowance as was the case in 2001. The allowance was finally eliminated during 2001.

Tim Tegeler, Chairman and CEO commented: "In view of the fact that educational software industry sales were down this past year, we are pleased that we were able to increase our sales by 7.5%. While 2003, with its uncertainties about the economy and world events, will be challenging, we are confident that educators will continue to recognize the value of our products in educating our nation's children."

Bodie Marx, President, added: "Orchard For Your State, our flagship product, continues to establish itself as a comprehensive instructional software solution. Its combination of state-specific assessment and targeted remedial instruction is delivered at prices that are attractive to schools. Orchard
For Your State represents a good option for schools responding to the accountability requirements of the No Child Left Behind Act in a difficult funding environment."


Contact: Tim Tegeler, 314-822-3163

Any forward-looking statement is necessarily subject to significant uncertainties and risks. The words "believes", "anticipates", "intends", "expects" and similar expressions are intended to identify forward-looking statements. Actual results could be materially different due to various factors, including the level of education funding provided by federal and state governments, regulatory developments, product development and pricing strategies undertaken by our competitors and our ability to attract and retain key personnel. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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SIBONEY CORPORATION

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FINANCIAL HIGHLIGHTS

                                                                         FOR THE YEAR ENDED DECEMBER 31,

                                                                           2002                     2001

Revenues                                                             $8,902,275               $8,280,373

Cost of Product Sales                                                $1,970,833               $1,479,635

Selling, General &
Administrative Expenses                                              $5,727,427               $5,566,617

Income from Operations                                               $1,204,015               $1,234,121

Income Before Income Taxes                                           $1,159,481               $1,155,588

Income Tax (Expense) Benefit                                          ($453,400)                 $82,800

Net Income                                                             $706,081               $1,238,388

Earnings per Common Share - Basic & Diluted                               $0.04                    $0.07

Weighted Average Number of Common Shares
Outstanding - Basic                                                  16,785,146               16,697,872

Weighted Average Number of
Common Shares Outstanding - Diluted                                  17,175,789               17,455,045

Total Assets                                                         $5,871,235               $5,436,247

Stockholders' Equity                                                  4,450,604                3,735,243